UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009 (March 13, 2009)

EMBASSY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-1449794	26-3339011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Gateway Drive, Suite 100
Bethlehem, PA	18017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 882-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant tor Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 13, 2009, Embassy Bank for the Lehigh Valley (the “Bank”), the primary operating subsidiary of Embassy Bancorp, Inc. (the “Company”), executed a lease agreement with Joseph I Limited Partnership (the “Landlord”) for a stand-alone branch office to be located within a shopping center to be constructed at the intersection of Corriere Road and Route 248 in Lower Nazareth Township, Pennsylvania (the “Lease”).

The Lease provides for an initial term of fifteen (15) years, and grants the Bank two (2) successive options to renew for a term of five (5) years each, and one (1) final option to renew for a term of four (4) years and eleven (11) months, at an initial annual rental amount of $80,000.00.  The rental amount increases $5,000.00 to $85,000.00 in the sixth year of the Lease, and then increases an additional $10,000.00 every five years thereafter.

The Lease is contingent upon the prior satisfaction of various conditions by June 1, 2009, including, but limited to, the acquisition of all necessary approvals and permits with respect to the construction of the branch, and all necessary prior approvals from the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation permitting the commencement of banking operations at the branch.

Pursuant to the terms of the Lease, the Bank is responsible for completing construction of the branch on the premises, with the actual commencement of the Lease delayed to occur upon the earlier of: (i) the Bank commencing operations at the branch; or (ii) six (6) months after the date on which the Landlord delivers the partially improved site to the Bank for purposes of commencing the aforesaid construction of the branch.  The Bank anticipates commencing operations at the branch during the first quarter of 2010.

Additionally, it should be noted that, as a material inducement to the Bank to enter into the Lease, the Lease generally precludes the Landlord from leasing space within the shopping center to a third party for operation as a stand-alone branch.

The foregoing description of the Lease is qualified in its entirety by reference to the actual Lease to be filed as an exhibit to Embassy Bancorp, Inc.’s Form  10-K for the year ended December 31, 2008, which exhibit is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBASSY BANCORP, INC.

Date: March 18, 2009	By:	/s / Judith A. Hunsicker

	Name:	Judith A. Hunsicker
	Title:	Senior Executive Vice President,
Chief Operating and Financial Officer